SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LIPID SCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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April 29, 2004

To our Stockholders:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Lipid Sciences, Inc. (the “Company”) to be held at our principal executive offices at 7068 Koll Center Parkway, Suite 401, Pleasanton, California on Thursday, June 17, 2004 at 8:00 a.m., Pacific Daylight Time. Enclosed are a notice to stockholders, a proxy statement describing the business to be transacted at the meeting, and a proxy card for use in voting at the meeting.

      At the Annual Meeting, you will be asked to vote on the important matters described in detail in the notice of the 2004 Annual Meeting and proxy statement accompanying this letter. There also will be an opportunity for you to ask questions and receive information about the business of the Company.

      Included with the Proxy Statement is a copy of the Company’s Annual Report to stockholders. We encourage you to read the Annual Report. It includes information on the Company’s operations as well as the Company’s audited financial statements.

      Please take this opportunity to participate in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

      We look forward to seeing you at the meeting.

Sincerely,

Richard G. Babbitt Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY VOTE IN PERSON AND YOUR PROXY WILL BE WITHDRAWN.

7068 Koll Center Parkway, Suite 401 — Pleasanton, CA 94566 — Tel 925-249-4000 — Fax 925-249-4040

April 29, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2004

To our Stockholders:

      The 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of Lipid Sciences, Inc., a Delaware corporation (the “Company” or “Lipid Sciences”), will be held on Thursday, June 17, 2004 at 8:00 a.m., Pacific Daylight Time, at our principal executive offices located at 7068 Koll Center Parkway, Suite 401, Pleasanton, California for the purpose of considering and voting upon the following matters:

1.	To elect three persons to serve as Class II Directors for a three-year term; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice.

      Only stockholders of record at the close of business on Monday, April 19, 2004 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

      All stockholders eligible to vote at the Annual Meeting are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder previously signed and returned a proxy.

By Order of the Board of Directors,

Richard G. Babbitt
Chairman of the Board of Directors

Pleasanton, California

April 29, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Lipid Sciences, Inc.

7068 Koll Center Parkway, Suite 401
Pleasanton, California 94566

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

      The enclosed proxy is solicited on behalf of the board of directors of Lipid Sciences, Inc. (the “Board”) for use at the Company’s Annual Meeting to be held on Thursday, June 17, 2004 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our principal executive offices at 7068 Koll Center Parkway, Suite 401, Pleasanton, California.

      These proxy solicitation materials were mailed on or about April 29, 2004 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

      Stockholders of record at the close of business on Monday, April 19, 2004 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 24,663,178 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), were issued, outstanding and entitled to vote at the Annual Meeting.

Revocability of Proxies

      Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at the address for the Company indicated above, a written notice of revocation or a duly executed proxy in either case bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

      If a stockholder’s shares are held beneficially in “street” name through a nominee such as a broker, bank or other holder of record and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the meeting a letter from such nominee confirming the stockholder’s beneficial ownership of the shares.

Solicitation

      Solicitation of proxies may be made by members of the Board (“Directors”), officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for such service. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the stockholders, will be borne by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

Vote and Quorum Required

      Holders of the Common Stock are entitled to one vote for each share held as of the Record Date. Votes may be cast either in person or by proxy.

      The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Shares of holders that are present in person or represented by proxy at the meeting, including shares that do not vote with respect to the proposal, will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

      Proposal One: Election of Directors is by a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. As a result, the three nominees receiving the greatest number of votes for their election will be elected. Abstentions and broker “non-votes” and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will have no effect on the outcome of the vote for the election of Directors.

Vote for Matter on Proxy

      If the enclosed proxy card is properly signed and returned prior to the Annual Meeting with instructions on how to vote, the shares represented by such proxy will be voted in accordance with the stockholder’s directions.

      If the enclosed proxy card is properly signed and returned prior to the Annual Meeting without instructions on how to vote, the shares represented by such proxy will be voted FOR the Director nominees listed on the proxy card.

Additional Matters at the Annual Meeting

      The Company does not know of any other matters that will be considered at the Annual Meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the Annual Meeting, the proxies will be voted against the proposal. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

PROPOSAL ONE:     ELECTION OF DIRECTORS

Nominees

      The Board is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are duly elected and qualified. One of three classes is elected each year at the Annual Meeting to succeed the Directors whose terms are expiring. At the Annual Meeting, the terms for the Directors in Class I, II and III of the Board expire in 2006, 2007 and 2005, respectively.

      The Board has nominated H. Bryan Brewer, Jr., M.D., Bosko Djordjevic and Frank M. Placenti to be elected at the Annual Meeting as Class II Directors.

      The Company expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of such substitute nominee as may be nominated by the Board.

      The principal occupation and certain other information is set forth below regarding the nominees for election at the Annual Meeting and the other members of the Board whose terms of office will continue after the Annual Meeting. Information about the share ownership of the nominees and other Directors can be found on page 11.

The Board of Directors recommends

a vote FOR each of the nominees listed above.

Board of Directors

      The names of and certain other information regarding the members of the Board and the nominees are set forth in the table below.

Name	Age	Position with the Company

Richard G. Babbitt(C)(1)(2)(4)	78	Chairman of the Board
S. Lewis Meyer, Ph.D.(A)(4)	59	President, CEO and Director
H. Bryan Brewer, Jr., M.D.(B)(1)	65	Director
Bosko Djordjevic(B)(2)(3)	50	Director
Frank M. Placenti(B)(1)(2)(3)(4)	50	Director
William A. Pope(A)(3)	48	Director
Gary S. Roubin, M.D., Ph.D.(C)(3)	56	Director

(A)	Class I Director. Term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2006 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(B)	Nominated as a Class II Director. If elected, term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2007 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(C)	Class III Director. Term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2005 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(1)	Current member of the Nominating and Corporate Governance Committee.

(2)	Current member of the Audit Committee.

(3)	Current member of the Compensation Committee.

(4)	Current member of the Executive Committee.

Pursuant to the Stock Purchase Agreement among Sun NZ, L.L.C. (“Sun NZ”), NZ Corporation (“NZ”) and pre-merger Lipid Sciences, Sun NZ, a large stockholder of the Company, has the right to nominate one-third of the Company’s Directors if our entire Board consists of nine or more persons or two Directors if our entire Board consists of eight or fewer persons. This right is subject to reduction or elimination if Sun NZ fails to meet minimum shareholding requirements set forth in such stock purchase agreement. Mr. Pope, a Director of the Company, is the President and a Director of Sun NMA, Inc. (“Sun NMA”), the Managing Member of Sun NZ. SunChase Holdings, Inc. is the principal stockholder of Sun NMA. Messrs. Pope and Placenti were both nominated by Sun NZ to be members of our Board.

Richard G. Babbitt. Mr. Babbitt was elected to our Board and has served as Chairman since September 2002 and is currently Chairman of the Audit and the Nominating and Corporate Governance Committees, and a member of the Executive Committee of the Board. Mr. Babbitt served as Chairman of the Board of Directors of Inamed Corporation, a medical device company that develops, manufactures and markets a diverse line of medical devices including breast implants for both aesthetic and reconstructive purposes, a range of dermal products to correct facial wrinkles and the LAP-BAND and BIB systems used to treat severe and morbid obesity, from July 1998 to December 2002. From 1999 to 2002, Mr. Babbitt also held the positions of Chief Executive Officer and President of Inamed Corporation. Before joining Inamed, he was associated with DNA Technologies, Inc., Ben Hogan Company, B.I. Industries, American Safety Equipment Corporation, Welsh Manufacturing and Medical Supply Company in Chief Executive Officer and Board positions. Mr. Babbitt is a graduate of Purdue University, where he received his Bachelor of Science in Psychology and a Bachelor of Science in Naval Science and Tactics.

S. Lewis Meyer, Ph.D. Dr. Meyer became the President and Chief Executive Officer of the Company on April 14, 2003 and has served as a member of our Board since July 2002. He also is a member of the Executive Committee of the Board. From June 1993 until December 2001, Dr. Meyer served as President and Chief Executive Officer of Imatron, Inc., a publicly held company engaged in designing, manufacturing and marketing a high performance electron beam tomography scanner. Imatron, Inc. was sold to General Electric Medical Systems in December 2001. Dr. Meyer was a founder, President and Chief Executive Officer of American Health Services Corp. (now Insight Health Services), a publicly held developer and operator of a nationwide network of diagnostic imaging and treatment centers. Dr. Meyer has also served on the board of directors of a variety of public and private companies generally in the fields of medical technology and biotech and currently is a director of Lexrite Labs and Opticon Medical, privately held, development stage biotech companies. Dr. Meyer received his Bachelor of Science in physics from the University of the Pacific and his Master’s and Doctorate degrees in physics from Purdue University.

H. Bryan Brewer, Jr., M.D. Dr. H. Bryan Brewer, Jr. has served as a member of our Board since October 2002, has been a member of the Company’s Scientific Advisory Board since March 2001, and is currently a member of the Nominating and Corporate Governance Committee of the Board. Dr. Brewer is the Chief of the Molecular Disease Branch at the National Heart, Lung, and Blood Institute, National Institutes of Health (“NIH”), in Bethesda, Maryland, a position he has held since 1976. His research led to the first published sequences for human plasma apolipoproteins, the initial determination of plasma apolipoproteins metabolism in normal and hyperlipidemic individuals, and the identification of multiple gene defects leading to genetic dyslipoproteinemias. More recently, Dr. Brewer pioneered the use of transgenic mice and rabbits, as well as recombinant adenovirus vectors to identify genes that modulate lipoprotein metabolism and the development of atherosclerosis. Dr. Brewer has been the recipient of the JD Lane Investigator Award from the Public Health Service, the Heinrich Wieland Prize from the Federal Republic of Germany and the Public Health Service Commendation, Meritorious Service and Distinguished Service medals from the NIH. He has served as a member of the Board of National Cholesterol Education Program, which established U.S. treatment guidelines for patients with hyperlipidemia. He has published more than 400 original reports and 70 reviews and book chapters on the subjects of genetic dyslipoproteinemias, lipoprotein metabolism, and atherosclerosis. Dr. Brewer earned his Bachelor of Science from Johns Hopkins University, and Doctorate of Medicine from Stanford University School of Medicine. He completed his internship and residency training in internal medicine at Massachusetts General Hospital in Boston, Massachusetts.

Bosko Djordjevic. Mr. Djordjevic has served on our Board since March 2004 and is currently a member of the Audit and Compensation Committees of the Board. Mr. Djordjevic has had a long-term association with Lipid Sciences. He is a founder, significant stockholder and one of the original investors of pre-merger Lipid Sciences. In addition, from January 2000 until November 2000 he served as a member of the board of directors of pre-merger Lipid Sciences and was instrumental in the formation of the Company’s Scientific Advisory Board. Over the past 20 years, Mr. Djordjevic has been an active private investor with experience in investing in early, development-stage companies. He also has a broad business background which includes consulting to international engineering and construction firms, real estate development and experience in the entertainment industry.

Frank M. Placenti. Mr. Placenti has served as a member of our Board since November 2001. He currently serves as Chairman of the Compensation Committee and as a member of the Executive, the Nominating and Corporate Governance, and the Audit Committees of the Board. Mr. Placenti has been a partner in the international law firm of Bryan Cave LLP since March 1997, where he heads the firm’s Phoenix Corporate Finance and Transaction Practice Groups and serves as a Co-Leader of the firm’s Transaction Client Service Group. Prior to that time, Mr. Placenti was a partner in the law firm of Brown and Bain, P.C., from April 1994 to March 1997. His practice emphasizes the representation of public companies in mergers, acquisitions, financings and corporate governance matters. Mr. Placenti earned his Bachelor of Arts and Juris Doctorate from The Ohio State University.

William A. Pope. Mr. Pope has served as a member of our Board since the merger of NZ and pre-merger Lipid Sciences in November 2001 and is currently a member of the Compensation Committee of the Board. Mr. Pope has served as a Director of NZ since 1994. Mr. Pope served as President and Chief Executive

Officer of NZ from June 1994 until November 1997. Since 1990, Mr. Pope has served as President and Chief Executive Officer of SunChase Holdings, Inc. and its affiliated companies. Prior to 1993, Mr. Pope served as Executive Vice President and Chief Operating Officer of SunChase Holdings, Inc. and its affiliated companies. SunChase Holdings, Inc., an international company with worldwide operations, is engaged in the business of acquiring, developing, managing and marketing residential and commercial properties. Mr. Pope also is the President and a Director of Sun NMA, Inc., the Managing Member of Sun NZ, a large stockholder of the Company. SunChase Holdings, Inc. is the principal stockholder of Sun NMA, Inc. Mr. Pope also serves as a Corporate Board Member for Boys and Girls Clubs of Metropolitan Phoenix, and Kids at Hope and serves on the Advisory Board for The Jason Kidd Foundation and Todd Thomas Foundation. Mr. Pope received his Bachelor of Science in Business Administration and Marketing from the University of Washington.

Gary S. Roubin, M.D., Ph.D. Dr. Roubin has served on our Board since May 2000 and is currently a member of the Compensation Committee of the Board. He is a clinical Professor of Medicine at New York University School of Medicine. From 1997 to 2003, Dr. Roubin was Chief of Endovascular Services at Lenox Hill Hospital in New York. From November 1989 to October 1997, he was Professor of Medicine and Radiology and Director of the Cardiac Catheterization Laboratories and Intervention Cardiology Section at the University of Alabama at Birmingham Hospital. He is a Fellow of the Royal Australian College of Physicians, the American College of Cardiology, the Council on Clinical Cardiology of the American Heart Association, the Society for Cardiac Angiography and Intervention, Society for Vascular Medicine and Biology, and the International Society of Endovascular Specialists. Dr. Roubin attended medical school at the University of Queensland where he completed his degree in 1975. He received a Doctorate in Cardiovascular Physiology from Sydney University in 1983. In 1995, he was awarded a Doctorate in Medicine from the University of Queensland for his basis and clinical research in the development of coronary stenting.

The Company’s Director Nomination Process

      The Nominating and Corporate Governance Committee may consider some or all of the following factors in the course of determining which candidates will be nominated to be a member of the Board:

•	the candidate’s judgment, skill, diversity and experience with other organizations of comparable purpose, complexity and size and subject to similar legal restrictions and oversight;

•	the interplay of the candidate’s experience with the experience of other members of the Board; the extent to which the candidate would be a desirable addition to the Board and any committees thereof;

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company’s management; and

•	the candidate’s ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the Company operates.

      The Board’s process for identifying and evaluating nominees for Director consists mainly of evaluating candidates who are recommended by the Nominating and Corporate Governance Committee. The Board also, on a periodic basis, solicits ideas for possible candidates from a number of sources, including current members of the Board, senior level Company executives, individuals personally known to members of the Board, and the employment of one or more search firms. Stockholder nominations of Director candidates will be given the same consideration and evaluated with the same criteria as candidates that are recommended internally. Any stockholder who wishes to recommend a prospective Board nominee for the Nominating and Corporate Governance Committee to consider can write to Attn: Nominating and Corporate Governance Committee, Lipid Sciences, Inc., 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566.

Board Meetings and Director Independence and Financial Sophistication

      Our Board currently consists of seven Directors of which five Directors have been determined to be “independent” by the Board as such term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The Board held a total of five meetings during the fiscal year ended December 31, 2003. In addition to meetings, the Board and its committees reviewed and acted upon matters by unanimous written consent. During this period, each Director attended at least 75% of the aggregate of each of (i) the total number of meetings of the Board and (ii) the total number of meetings held by each committee of the Board on which he served, except Mr. Pope who missed one of the two meetings held by the Compensation Committee in 2003. The Company has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

      The Board has a policy of recommending that Directors attend the Annual Meeting of Stockholders.

      The Board has determined that one of its members, Mr. Babbitt, possesses the attributes to be considered financially sophisticated for purposes of applicable Nasdaq Marketplace Rules and has the background to be considered an “audit committee financial expert” as defined by the rules and regulations of the SEC.

      The Board has recently appointed Mr. Babbitt to fill the newly created role of Lead Director. The Lead Director’s responsibilities include, among other things, facilitating communications among Directors, working with the President and Chief Executive Officer to ensure appropriate information flow to the Board, chairing an executive session of the independent Directors at regularly scheduled meetings as required by Nasdaq Marketplace Rule 4350(c)(2), overseeing the established process for stockholder communication with members of the Board, and acting as a liaison between the disinterested Directors and interested parties, in the case of transaction or other matters.

Stockholder Communications with the Board

      The Board has established a process for stockholders to communicate with members of the Board. All concerns, questions or complaints regarding our compliance with any policy or law, or any other Board related communication, should be mailed to Attn: Lipid Sciences, Inc. Director Communications, 7068 Koll Center Parkway, Suite 401, Pleasanton CA, 94566. All such communications will be received and reviewed by Deborah S. Lorenz, Vice President, Investor Relations and Corporate Communications who will prepare a report for the Board or the Nominating and Corporate Governance Committee, as appropriate. In the case of accounting, audit or internal controls matters, the Audit Committee will have the opportunity to discuss the inquiries and oversee any action as appropriate.

Board Committees

Executive Committee

      The current members of the Executive Committee of the Board are Mr. Babbitt, Mr. Placenti and Dr. Meyer. The principal function of the Executive Committee is to serve in an advisory capacity to the Board and as a resource for management. The Executive Committee does not have the power to act instead of or on behalf of the Board unless specifically authorized by the Board.

Audit Committee

      The current members of the Audit Committee of the Board are Mr. Babbitt, Mr. Placenti and Mr. Djordjevic. On March 18, 2004, Mr. Djordjevic replaced Dr. Roubin on the Audit Committee. The principal functions of the Audit Committee are to recommend engagement of the Company’s independent auditors, to consult with the Company’s auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company’s operating results, oversee activities, independence qualifications and performance of our independent accountants and to review the Company’s financial control procedures and personnel. The Audit Committee held four meetings during the fiscal year ended December 31, 2003. The Board has determined that members Mr. Babbitt, Mr. Placenti and Mr. Djordjevic of the Audit Committee are “independent directors” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

      On March 18, 2004, the Board approved an updated Audit Committee charter revised to reflect corporate governance developments and requirements under the federal securities laws and Nasdaq Marketplace Rules. Such charter is attached as Appendix A hereto.

Compensation Committee

      The current members of the Compensation Committee of the Board are Mr. Placenti, Dr. Roubin, Mr. Pope and Mr. Djordjevic. Mr. Djordjevic became of member of the Compensation Committee on March 18, 2004. The Compensation Committee determines compensation and benefits for the members of the Board and the Company’s executive officers. The Compensation Committee held two meetings during the fiscal year ended December 31, 2003. The Board has determined that each member of the Compensation Committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Nominating and Corporate Governance Committee

      The current members of the Nominating and Corporate Governance Committee are Mr. Babbitt, Dr. Brewer and Mr. Placenti. The Nominating Committee reviews potential candidates for service on the Board. The Nominating and Corporate Governance Committee did not hold any meetings during the fiscal year ended December 31, 2003. All the nominees up for election as Directors presently are members of the Board and were recommended by the Nominating and Corporate Governance Committee and nominated for re-election by the Board. The Board has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

      The Board has adopted a formal charter of the Nominating and Corporate Governance Committee, effective as of March 18, 2004, addressing such matters as may be required under the federal securities laws and as required by Nasdaq Marketplace Rule 4350(c)(4)(B). Such charter is attached as Appendix B hereto.

Compensation of Directors

      Only non-employee Directors receive compensation for service on our Board. In connection with their initial election to the Board, each non-employee Director, other than Mr. Babbitt and Dr. Brewer, was granted an option to purchase 80,000 shares of our Common Stock. During the fiscal year ended December 31, 2003, Mr. Babbitt was granted an option to purchase 125,000 shares of our Common Stock in connection with his initial election as Chairman of the Board. During the fiscal year ended December 31, 2003, Dr. Brewer was granted options to purchase 120,000 shares of our Common Stock for his position on the Board of Directors, and options to purchase 150,000 shares of our Common Stock pursuant to his consulting agreement with the Company entered into on September 18, 2003. Such options to purchase 150,000 shares of our Common Stock pursuant to his consulting agreement with the Company vest equally over forty-eight months. Mr. Babbitt, Mr. Placenti and Dr. Meyer were granted options to purchase 275,000, 220,000 and 170,000 shares of Common Stock, respectively, during the fiscal year ended December 31, 2003, for their past and continuing service as members of the Executive Committee. With respect to Mr. Babbitt’s option grant to purchase 275,000 shares of Common Stock in connection with his service on the Executive Committee, options to purchase 50,000 shares of Common Stock vested immediately, with options to purchase an additional 50,000 shares of Common Stock vesting 6 months from the anniversary of the grant. The remaining options pursuant to this option grant to purchase 275,000 shares of Common Stock vest in the manner generally provided for all non-employee Directors. Options granted to a non-employee Director generally vest as to one-third of the shares subject to the option on the date of grant, another one-third on the first anniversary of the date of grant and the remaining one-third on the second anniversary of the date of grant, subject to automatic acceleration of vesting if the Director is not nominated by the Board to stand for re-election or if nominated, is not reelected by our stockholders at any time prior to the second anniversary of the date of grant. In the event of a change of control of the Company, the vesting of the Directors’ stock option awards will fully accelerate and the stock options will be immediately exercisable. In addition, each non-employee Director is paid $2,500 per month and $1,500 for each Board meeting attended. Directors who serve on committees of our Board are also paid $1,500 for each committee meeting attended. Directors who serve on multiple committees of our Board are compensated for attendance at only one committee meeting if multiple meetings occur on the same day, except the per day maximum compensation shall not apply to an Executive Committee member’s attendance at a meeting of the Audit Committee or service as a member of the Audit Committee. All Directors are reimbursed for expenses incurred in connection with their service on our Board.

      Mr. Placenti serves as a Director pursuant to an arrangement between the Company and Directorship Services, Inc., (“DSI”), a company that Mr. Placenti is a 100% beneficial owner of. Mr. Placenti’s employment agreement with DSI obligates him to provide his services to the Company through DSI. Pursuant to such arrangement between the Company and DSI, the Company pays to DSI all fees for Board and committee service to which Mr. Placenti would be entitled through his service as a Director. Mr. Placenti does not receive in his individual capacity any such payment by the Company. Mr. Placenti is eligible to receive future option grants and expense reimbursements directly.

MANAGEMENT

Executive Officers

      Our Executive Officers, and their ages as of March 31, 2004, are as follows:

Name	Age	Position with the Company

S. Lewis Meyer, Ph.D.*	59	President, Chief Executive Officer and Director
Sandra Gardiner	38	Chief Accounting Officer
Marc Bellotti	52	Vice President — Research and Development
Jo-Ann B. Maltais, Ph.D.	55	Vice President — Scientific Affairs
Dale L. Richardson	48	Vice President — Business Development

* S. Lewis Meyer, Ph.D. Dr. Meyer became our President and Chief Executive Officer on April 14, 2003. Dr. Meyer’s biography is located on page 5 under “Board of Directors.”

Sandra Gardiner. Ms. Gardiner became our Chief Accounting Officer in January 2003. From February 2001 to December 2002, Ms. Gardiner was the Controller and Director of Administration for the Company. From January 1994 to January 2001, she was associated with Cardima, Inc., a manufacturer of catheter-based systems to improve the diagnosis and therapy of electrophysiologic disorders, as Corporate Controller for the first four years and as Director of Finance and Administration for the last three years. Prior to joining Cardima, Ms. Gardiner served as Corporate Controller for Comac, Inc. from March 1991 to December 1993. Ms. Gardiner began her biotechnology career with Advanced Cardiovascular Systems, currently a division of Guidant, in 1988, holding several positions in the Internal Audit, Accounting and Finance departments. Ms. Gardiner received her Bachelor of Science in Managerial Economics from the University of California at Davis.

Marc Bellotti. Mr. Bellotti became Vice President — Research and Development in January 2003. He joined the Company in July 2001 as Vice President — Product Development. Prior to joining Lipid Sciences, Mr. Bellotti was employed by Baxter Healthcare Corporation for 25 years where he was responsible for the development, introduction and maintenance of numerous new products and systems including drugs, hardware, devices and disposables. Mr. Bellotti’s most recent position at Baxter was Director of Product Development for the Advanced Engineering Design Center including Rapid Prototyping and Fabrication. Prior to that, he was Director of Product Development for the Renal Division where he was responsible for the development and introduction of Peritoneal Dialysis and its associated product line. Mr. Bellotti is the inventor on 26 U.S. patents, as well as an equivalent number of foreign patents and has several patents pending. Mr. Bellotti received both his Master’s of Engineering in Biomedical Engineering and his Bachelor of Science in Biomedical Engineering from the Rensselaer Polytechnic Institute in New York.

Jo-Ann Maltais, Ph.D. Dr. Maltais became Vice President — Scientific Affairs in August 2000. Dr. Maltais has over 20 years of experience in research and product development, clinical trials, quality assurance and regulatory affairs, sales and marketing support and customer support of extracorporeal medical devices. From 1990 to 2000, she served in various executive positions for Gambro AG and its subsidiaries, most recently as the Head of Scientific Affairs for Gambro Healthcare, Inc. Gambro AG is a company in the kidney dialysis industry. From 1984 to 1990, Dr. Maltais served as Manager, Corporate Microbiology for Minntech Corporation, a manufacturer of dialysis products. From 1979 to 1983, Dr. Maltais worked for the FDA. Dr. Maltais has a Bachelor of Science in Biology and Chemistry from Long Island University and a Doctorate in Microbiology from the University of New Hampshire and a Postdoctoral Fellowship at the University of Minnesota. She is the author of several scientific papers and inventor on nine patents.

Dale L. Richardson. Mr. Richardson became Vice President — Business Development in January 2003. From July 2000 to December 2002 he served as Vice President — Marketing and Sales. From 1996 to 2000, he was with Fresenius AG, a company in the kidney dialysis and apheresis industries, spending his last two years there as President and Chief Operating Officer of Fresenius Hemotechnology, Inc. For the two years prior to Fresenius, Mr. Richardson was Senior Vice President, Marketing and Sales for McKesson

Corporation, a drug distribution company. Mr. Richardson began his medical career with Davol, Inc., a medical products company and a subsidiary of C.R. Bard, Inc., in 1981 beginning as a sales representative and reaching the position of Vice President — Sales over a ten-year period. He then managed International Marketing, Sales and Marketing and was promoted to Vice President, Blood Management Products. Mr. Richardson received his Bachelor of Science in Business Administration from California State University, Hayward and his Master’s in Business Administration from West Coast University in Los Angeles.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of February 16, 2004 (i) by each of our Directors, (ii) by each of our Named Executive Officers, (iii) by all Directors and Executive Officers as a group, and (iv) by each person who is known by us to own beneficially more than 5% of our Common Stock.

			Percent of
	Number of		Common
	Shares		Stock
	Beneficially		Beneficially
Beneficial Owner	Owned(1)(3)		Owned(2)(3)

Directors and Named Executive Officers
Richard G. Babbitt	274,999	(4)	1.1%
S. Lewis Meyer, Ph.D.	591,667	(5)	2.4%
H. Bryan Brewer, Jr., M.D.	228,177	(6)	*
Bosko Djordjevic	1,287,995	(7)	5.3%
Frank M. Placenti	193,333	(8)	*
William A. Pope	3,120,925	(9)	12.7%
Gary S. Roubin, M.D., Ph.D.	375,136	(10)	1.5%
Sandra Gardiner	161,710	(11)	*
Marc Bellotti	187,182	(12)	*
Jo-Ann Maltais, Ph.D.	149,663	(13)	*
Dale L. Richardson	212,910	(14)	*
Directors and Executive Officers as a group (11 persons)	6,783,697		25.3%

5% Stockholders

KAI International, LLC	4,755,013	(15)	19.5%
190 Woodlands Drive Thornlands, Queensland 4157 Australia
Robert E. & Margaret M. Petersen Living Trust	2,104,456	(16)	8.6%
6420 Wilshire Boulevard Los Angeles, California 90048
Sun NZ, LLC	2,960,362	(17)	12.1%
3010 E. Camelback Road Suite 100 Phoenix, Arizona 85016

*	Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

(2)	All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after February 16, 2004, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Percentage of ownership is based on 24,439,946 shares of Common Stock outstanding as of February 16, 2004.

(3)	With respect to each of the Directors, the number of shares beneficially owned and the percentage of the class do not include any shares that may be deemed to be beneficially owned by the Directors due to the Standstill and Release Agreement dated as of December 2, 2002, by and among Dr. Cham, KAI International, Inc., the Company and the Members of the Board, at that time, other than Dr. Cham. See “Certain Relationships and Related Transactions”.

(4)	Represents shares of Common Stock issuable upon exercise of stock options, of which 24,997 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(5)	Represents shares of Common Stock issuable upon exercise of stock options, of which 212,502 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(6)	Represents shares of Common Stock issuable upon exercise of stock options, of which 18,750 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(7)	Includes shares of Common Stock issuable upon exercise of stock options, of which 26,667 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(8)	Represents shares of Common Stock issuable upon exercise of stock options.

(9)	Includes 97,477 shares of Common Stock issuable to Mr. Pope upon exercise of stock options. Based on information contained in the Schedule 13D (Amendment No. 4) filed by Sun NZ, Sun NMA, Inc. and William A. Pope with the Securities and Exchange Commission (the “SEC”) on April 20, 2004, Sun NZ owns 2,960,362 shares of Common Stock. Mr. Pope, as the President and a Director of Sun NMA, the Managing Member of Sun NZ, is deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares of Common Stock owned by Sun NZ. Also, Mr. Pope is deemed a beneficial owner of 9,876 shares of Common Stock he holds as custodian for his children and 44,624 shares of Common Stock that Mr. Pope holds indirectly through Sterling Pacific Assets, Inc., which he controls. The total number of shares beneficially owned by Mr. Pope includes an aggregate of 1,511,724 shares of Common Stock issued by the Company to Mr. Pope, directly, or indirectly as custodian for his children, and to Sun NZ and Sterling Pacific Assets, Inc. in December 2003 pursuant to rights granted to them, directly or indirectly, in connection with the merger of NZ Corporation and pre-merger Lipid Sciences. See “Certain Relationships and Related Transactions”.

(10)	Includes shares of Common Stock issuable upon exercise of stock options.

(11)	Represents shares of Common Stock issuable upon exercise of stock options, of which 53,247 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(12)	Represents shares of Common Stock issuable upon exercise of stock options, of which 46,496 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(13)	Represents shares of Common Stock issuable upon exercise of stock options, of which 16,496 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(14)	Represents shares of Common Stock issuable upon exercise of stock options, of which 41,494 shares of Common Stock are subject to stock options that will become exercisable within 60 days of February 16, 2004.

(15)	Based on information contained in the Schedule 13D and Schedule 13D (Amendment No. 1) filed by KAI International, LLC (“KAI International”), Bill E. Cham and Tania R. Chase with the SEC on February 4, 2003 and December 10, 2001, respectively, KAI International owns 4,755,013 shares of Common Stock. Dr. Cham and Ms. Chase, as the Managing Members of KAI International, are deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares of Common Stock owned by KAI International. Dr. Cham and KAI International have granted an irrevocable proxy to certain Directors relating to the voting of their Common Stock. See “Certain Relationships and Related Transactions”.

(16)	Based on the information contained in the Schedule 13D filed by the Robert E. Petersen & Margaret M. Petersen Living Trust (the “Trust”), and its trustees, Robert E. Petersen and Margaret M. Petersen, with the SEC on December 10, 2001 and Form 4 filings on June 17, 2003, June 20, 2003, June 23, 2003, June 24, 2003 and June 30, 2003. According to such filing, Mr. and Mrs. Petersen are deemed to have beneficial ownership and shared voting and dispositive power with respect to all of the shares owned by the trust based on their status as the trustees of the Trust.

(17)	Based on information contained in the Schedule 13D (Amendment No. 4) filed by Sun NZ, Sun NMA and William A. Pope with the SEC on April 20, 2004, Sun NZ owns 2,960,362 shares of Common Stock, including 1,480,181 shares of Common Stock issued to Sun NZ by the Company in December 2003 pursuant to rights granted to it in connection with the merger of NZ Corporation and pre-merger Lipid Sciences. See “Certain Relationships and Related Transactions.” Mr. Pope, as the President and Director of Sun NMA, the Managing Member of Sun NZ, is deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares of Common Stock owned by Sun NZ.

Executive Compensation

      The following table sets forth the total compensation received in the years ended December 31, 2003, 2002 and 2001 by our Chief Executive Officer and the four other most highly paid Executive Officers of the Company who were serving as Executive Officers at the end of fiscal year ended December 31, 2003. We refer to these Executive Officers as the “Named Executive Officers.”

Summary Compensation Table

				Long Term
				Compensation
	Annual
	Compensation			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)		Options	Compensation($)

S. Lewis Meyer, Ph.D.	2003	207,647	(1)	1,020,000 (2)	696	(3)
President and Chief Executive Officer

Dale L. Richardson	2003	232,415		140,000	1,152	(3)
Vice President —	2002	227,756		—	1,152	(3)
Business Development	2001	200,000		—	354	(3)

Marc Bellotti	2003	232,415		160,000	1,152	(3)
Vice President —	2002	200,000		—	1,152	(3)
Research and Development	2001	99,999	(4)	155,902	48,863	(5)

Sandra Gardiner	2003	180,000		200,000	864	(3)
Chief Accounting Officer(6)

Jo-Ann Maltais, Ph.D.	2003	175,000		40,000	1,008	(3)
Vice President —	2002	182,680		—	1,008	(3)
Scientific Affairs	2001	183,455		—	16,076	(5)

(1)	Dr. Meyer became the President and Chief Executive Officer of the Company on April 14, 2003. Accordingly, the salary amount with respect to fiscal year ended December 31, 2003 is a prorated amount reflecting the amount he was paid during the fiscal year ended December 31, 2003 for services performed as President and Chief Executive Officer.

(2)	Includes options to purchase 170,000 shares of Common Stock that were granted to him in his capacity as a member of our Board prior to his appointment as President and Chief Executive Officer.

(3)	The amount under the heading “All Other Compensation” represents premiums paid by the Company for term life insurance for the benefit of the Named Executive Officer.

(4)	Mr. Bellotti joined the Company as Vice President — Product Development in July 2, 2001. Accordingly, the salary amount with respect to fiscal year ended December 31, 2001 is a prorated amount reflecting the amount he was paid during the fiscal year ended December 31, 2001 for services he performed as Vice President — Product Development. Mr. Bellotti began serving as Vice President — Research and Development in January 2003.

(5)	The amount under the heading “All Other Compensation” represents premiums paid by the Company for term life insurance for the benefit of the Named Executive Officer and amounts paid by the Company to the Named Executive Officer for relocation.

(6)	Ms. Gardiner became Chief Accounting Officer of the Company in January 2003.

Option Grants in Fiscal 2003

      The following table sets forth certain information with respect to stock options to purchase shares of our Common Stock granted during fiscal year ended 2003. During 2003, options to purchase a total of 2,961,000 shares of our Common Stock were granted under the Lipid Sciences, Inc. 2001 Performance Equity Plan. The Company did not grant to any of the Named Executive Officers in the fiscal year ended December 31, 2003 stock appreciation rights. The options granted to new employees generally expire on the tenth anniversary of the date of grant and generally vest over four years at a rate of 12.5% of the underlying shares on the sixth month following the grant date, with the remaining shares vesting monthly on a ratable basis thereafter.

      Upon his appointment to President and Chief Executive Officer in April 2003, Dr. Meyer was granted an option to purchase 850,000 shares of the Commons Stock. On March 14, 2003, the Board granted all employees of the Company additional options to purchase Common Stock. As a result of these option grants, Mr. Richardson, Mr. Bellotti, Ms. Gardiner and Dr. Maltais were granted options to purchase 140,000, 160,000, 200,000 and 40,000 shares of Common Stock, respectively. All of the above option grants vest with respect to 25% of the shares subject to the option on the date of grant, with the remaining shares vesting in three equal installments, each on the first, second and third anniversaries of the grant date.

      The options have an exercise price equal to fair market value. The options are generally exercisable for three months following the option holder’s termination of employment without cause, one year in the event the termination is due to disability and by the option holder’s legal beneficiaries for one year following an option holder’s death. There is no assurance provided to any Named Executive Officer or any other holder of the Company’s securities that the potential realizable values shown on this table, which are based on assumed 5% and 10% annual rates of compounded stock price appreciation over the ten-year term of the options as required by the rules of the Securities Exchange Commission will be realized. Actual gains, if any, on options exercises are dependent on the future performance of our Common Stock and over all market conditions.

Option Grants in Fiscal 2003

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
	Individual Grants				Option Term

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/Share)	Date	5%($)	10%($)

S. Lewis Meyer, Ph.D.	170,000	5.7	3.50	01/28/2013	374,192	948,277
	850,000	28.7	0.89	04/14/2013	475,759	1,205,666
Dale L. Richardson	140,000	4.7	1.00	03/14/2013	88,045	223,124
Marc Bellotti	160,000	5.4	1.00	03/14/2013	100,623	254,999
Sandra Gardiner	200,000	6.8	1.00	03/14/2013	125,779	318,748
Jo-Ann Maltais, Ph.D.	40,000	1.4	1.00	03/14/2013	25,156	63,750

Option Exercises During Fiscal 2003 and Holdings As of December 31, 2003

      The following table sets forth certain information concerning the exercise of stock options by each of our Named Executive Officers and relating to number of shares of Common Stock underlying unexercised options held by the Named Executive Officers as of the end of fiscal year ended December 31, 2003. The value realized represents the difference between the aggregate closing selling price of the shares on the date of exercise less the exercise price paid. The value of unexercised in-the-money options as of the fiscal year ended December 31, 2003, is based upon the closing price of our Common Stock on December 31, 2003, of $3.58 per share, as reported on the Nasdaq National Market, minus the exercise price, multiplied by the number of shares issuable upon exercise of the option. These values have not been, and may never be, realized.

Aggregated Option Exercises in Fiscal 2003

and Fiscal 2003 — End Option Values

	Number of		Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at
	Acquired		Options at December 31, 2003		December 31, 2003($)
	Upon	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable		Unexercisable

S. Lewis Meyer, Ph.D.	—	—	379,165	720,835	556,159	(1)	1,707,141	(1)
Dale L. Richardson	—	—	168,168	127,734	139,577		279,307
Marc Bellotti	—	—	137,439	178,463	14,531	(1)	256,399	(1)
Sandra Gardiner	—	—	105,215	172,736	149,430		395,412
Jo-Ann Maltais, Ph.D.	10,000	26,480	129,919	55,984	48,070		87,014

(1)	The values of the options includes the value of “underwater” options, with a fair market value lower than the exercise price.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      Following is information regarding employment contracts, termination of employment and change-in-control arrangements for our Named Executive Officers.

      Employment Agreement with Dr. Meyer. Dr. Meyer became the Company’s President and Chief Executive Officer on April 14, 2003. The Company entered into an employment agreement with a term of three years governing the terms and conditions of his employment with, and the compensation he is entitled to receive from, the Company in connection with his service as President and Chief Executive Officer. Under his employment agreement, Dr. Meyer is paid an annual base salary of $290,000 and is eligible to earn an annual discretionary cash bonus. The Company also granted Dr. Meyer an incentive stock option to purchase 850,000 shares of Common Stock. Dr. Meyer will also be eligible to participate in the retirement, medical, disability and life insurance plans applicable to senior officers of the Company. Dr. Meyer may terminate his employment by resigning upon 90 days written notice. The Company may also terminate Dr. Meyer’s employment for cause. If Dr. Meyer resigns or the Company terminates his employment for cause, Dr. Meyer will be entitled to his accrued compensation and benefits only. If the Company terminates Dr. Meyer’s employment without cause, Dr. Meyer will be entitled to the right to enter into a consulting arrangement with the Company for 12 months. As consideration for Dr. Meyer’s consulting services, Dr. Meyer will continue to receive salary and benefits from the Company during the period he serves as a consultant.

      Employment Agreements with Mr. Bellotti, Ms. Gardiner and Mr. Richardson. Each of Mr. Bellotti, Ms. Gardiner and Mr. Richardson has an employment agreement with the Company. The employment agreements, which were amended in July 2003, contain substantially similar provisions. The initial term of each agreement is for three years and automatically renews for additional one-year terms upon the expiration of the initial term unless either the Company or the Executive Officer gives notice at least 90 days prior to the expiration of the current term of the party’s intent not to renew. Either the Executive Officer or the Company may terminate the agreement and the Executive Officer’s employment, without cause, upon thirty days written notice. However, if the Executive Officer’s employment is terminated by the Company other than for good cause, the employment agreement provides for the Executive Officer to enter into a consulting arrangement with the Company for 12 months. As consideration for the Executive Officer’s consulting services, the Executive Officer will continue to receive salary and benefits from the Company during the period he or she serves as a consultant. However, if the Executive Officer obtains new full-time employment during the consulting period, any salary paid to the Executive Officer pursuant to his or her new employment will be offset against the amount the Company is obligated to pay under the consulting arrangement.

      Employment Agreement with Dr. Maltais. Dr. Maltais has an employment agreement with the Company. The initial term of the agreement is for one year and automatically renews for additional one-year terms upon the expiration of the initial term unless either the Company or Dr. Maltais gives notice at least 60 days prior to the expiration of the current term of the party’s intent not to renew. Either Dr. Maltais or the

Company may terminate the agreement and Dr. Maltais’ employment, without cause, upon thirty days written notice. However, if Dr. Maltais’ employment is terminated by the Company other than for good cause, the employment agreement provides for Dr. Maltais to enter into a consulting arrangement with the Company for four months. As consideration for Dr. Maltais’ consulting services, Dr. Maltais will continue to receive salary and benefits from the Company during the period she serves as a consultant. However, if Dr. Maltais obtains new full-time employment during the consulting period, any salary paid to Dr. Maltais pursuant to her new employment will be offset against the amount the Company is obligated to pay under the consulting arrangement.

      Stock Option Agreements. All of the Named Executive Officers have entered into stock option agreements with the Company. The stock option agreements provide that in the event of a change in control of the Company, the vesting of the Executive Officers’ stock option awards will fully accelerate and be immediately exercisable.

Compensation Committee Interlocks and Insider Participation

      During 2003 none of our Executive Officers served on the Board of Directors or Compensation Committee of another company, that had an Executive Officer serve on our Board or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and Executive Officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such Officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

      To the Company’s knowledge, based solely on our review of copies of such forms received by the Company with respect to fiscal 2003, or written representations from certain reporting persons, we believe that during fiscal 2003 all of our Directors and Executive Officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a) except for the following inadvertent late filings: (i) Dr. Roubin filed a Form 4 on June 2, 2003, reporting one transaction which occurred earlier in fiscal 2003 and (ii) Mr. Pope filed a Form 4 on April 15, 2004, reporting one transaction which occurred in fiscal 2003.

Certain Relationships and Related Transactions

      Prior to the merger with NZ, Lipid Sciences entered into a Stock Purchase Agreement with Sun NZ pursuant to which Lipid Sciences purchased 1,505,402 shares of NZ Common Stock at a price per share of $8.00. Sun NZ is a large stockholder of the Company and William A. Pope, a Director of the Company, is the President and a Director of the Managing Member of Sun NZ. The stock purchase agreement also provides for the right of Sun NZ to nominate one-third of our Directors if our entire Board of Directors consists of nine or more persons or two Directors if our entire Board of Directors consists of eight or fewer persons, subject to reduction or elimination of those rights if Sun NZ fails to meet minimum shareholding requirements. The right of Sun NZ to nominate some of our Directors is set forth in our Articles of Incorporation.

      In December 1999, we entered into an Intellectual Property License Agreement to obtain the exclusive worldwide rights to certain patents, trademarks, and technology with Aruba International Pty. Ltd., an Australian company, controlled by Bill E. Cham, Ph.D., a founding stockholder of pre-merger Lipid Sciences and a former Director. As consideration for the license, we issued Aruba 4,677,060 shares of our Common Stock with a value of $250,000, 10% of any External Research Funding received by us to further this technology, as defined by the agreement and $250,000 upon commencement of our initial human clinical trial utilizing the technology under the patents. Under this agreement, we are obligated to pay Aruba a continuing royalty on revenue generated under the agreement in future years, subject to a minimum annual royalty amount of $500,000. In satisfaction of the initial $500,000 royalty payment due in 2000, we paid Aruba cash of approximately $350,000 and issued Aruba 66,817 shares of our Common Stock valued at $150,000. Our initial human clinical trial commenced during the three-month period ended June 30, 2002. For the years ended December 31, 2003, 2002 and 2001 we have expensed approximately $500,000, $750,000 and $850,000, respectively, related to this agreement. Prior to the merger, Aruba transferred all of its shares of pre-merger Lipid Sciences Common Stock to KAI International and the shares were converted into shares of our Common Stock pursuant to the merger.

      In November 2001, we entered into a Service Agreement with Karuba International Pty. Ltd., an Australian company controlled by Dr. Cham. Also in November 2001, we entered into a Deed that binds Dr. Cham to the terms of the Service Agreement. Under the Service Agreement, Dr. Cham is obligated to provide the Company technical assistance, as well as know-how, materials, trademarks, copyrights and technology, which is useful in or necessary toward the development, optimization and/or commercialization of any composition of matter, method or processes of the patents licensed under the Intellectual Property License Agreement between the Company and Aruba International Pty, Ltd. Under the Service Agreement, we were required to pay Karuba an annual fee of approximately $198,000. The agreement, the initial term of which expired November 27, 2002, automatically renewed every year. However, either party could terminate the agreement, without cause, upon thirty days written notice. Having given 30 days written notice of termination to Karuba on July 30, 2003, the agreement was terminated effective August 31, 2003. As a result of such termination, we were required to pay Karuba a termination amount equal to one third of the annual fee, payable in equal monthly installments through December 2003. For the years ended December 31, 2003, 2002 and 2001 approximately $275,000, $279,000 and $19,000, respectively, was paid to Karuba under this agreement, of which $24,000, $9,100 and $19,000 is included in accounts payable at December 31, 2003, 2002 and 2001, respectively.

      In June 2001, we engaged MDB Capital as our financial advisor in the merger with NZ. The engagement letter commits the Company to pay MDB Capital an advisory fee. Christopher Marlett, a former Director and Chairman of the Board of the Company is a principal at MDB Capital. In December 2001, we paid MDB Capital approximately $446,000, which represents a portion of the advisory fee and is based on 5% of the cash and cash equivalents of the Company immediately after the merger, as compared to pre-merger Lipid Sciences’ cash and cash equivalents immediately prior to the merger. The remainder of the advisory fee is based on 5% of the gross sales of the Company’s pre-merger assets during the two-year period after the closing of the merger, the Company’s assets on the two-year anniversary of the merger and the net operating income of the Company derived from the Company’s pre-merger assets during the two-year period after the closing of the merger. The estimated total advisory fee of approximately $2,446,000 was included in the purchase price of NZ on the date of the acquisition. Approximately $430,000 and $1,400,000 of the advisory fee was paid during the twelve months ended December 31, 2003 and 2002, respectively. On the two-year anniversary of the merger, the Company valued the remaining pre-merger assets and determined the remainder of the advisory fee to be $288,000, which was paid to MDB Capital Group, LLC in January 2004.

      In February 2003, Dr. Cham, then a member of our Board, and KAI International, a company Dr. Cham founded, and of which he is a Managing Member, entered into a Proxy, Standstill and Release Agreement dated as of December 2, 2002 (the “Agreement”), with Lipid Sciences and the members of our Board, at that time, other than Dr. Cham (the “Director Parties”). The Agreement was entered into in connection with certain understandings reached by Dr. Cham and the Director Parties regarding the resolution of issues that had arisen with respect to certain corporate governance matters in relation to the Company, its employees, customers and stockholders.

      Pursuant to the Agreement, KAI International and Dr. Cham have agreed, among other things, to (i) a standstill period wherein neither they nor any party on their behalf shall solicit or induce a proxy or other authority to vote with respect to any voting of the securities of the Company until the day immediately after the 2004 Annual Meeting of our stockholders (the “Standstill Period”); (ii) until the end of the Standstill Period, vote their shares at every meeting of our stockholders called, and on every action or approval by written consent of our stockholders, in accordance with the recommendation of the Director Parties, subject to certain limitations that make the arrangement consistent with regulatory constraints and except with respect to a vote of our stockholders to remove Dr. Cham as a Director of Lipid Sciences (Dr. Cham resigned as a

Director subsequent to the execution of the Agreement); (iii) deliver to Lipid Sciences an irrevocable proxy wherein each of KAI International and Dr. Cham irrevocably appointed the Director Parties with full power of substitution, as their attorneys and proxies with the authority to vote any and all shares of the Common Stock held by KAI International and Dr. Cham with respect to any meeting of our stockholders during the Standstill Period; and (iv) release and forever discharge Lipid Sciences and the Director Parties from claims that arise out of the actions of Lipid Sciences, its management or the Board taken prior to date of the Agreement.

      We have entered into indemnification agreements with each of our Directors and Executive Officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Lipid Sciences.

      On September 18, 2003 we entered into a service agreement with H. Bryan Brewer, Jr., M.D., a Director of the Company. Pursuant to such agreement, Dr. Brewer is obligated to provide to the Company certain consulting services for the period commencing on the effective date of the agreement until September 17, 2004. Either party may terminate the agreement, at any time during the term of the service relationship with or without cause. In consideration for Dr. Brewer’s services, we will pay Dr. Brewer $125,000 annually, payable monthly together with a non-qualified stock option award of 150,000 shares of Common Stock to vest equally over a forty-eight month period.

      In December 2003, the Company issued to Mr. Pope, directly or indirectly as custodian for his children, and to Sun NZ and Sterling Pacific Assets, Inc., two entities controlled by Mr. Pope, an aggregate of 1,511,724 shares of Common Stock pursuant to rights granted to them in connection with the merger of NZ Corporation and pre-merger Lipid Sciences. The Company issued shares of Common Stock to those individuals and entities who were stockholders of NZ Corporation on the day prior to the completion of the merger and who perfected their rights pursuant to the merger agreement and joint proxy statement/prospectus for such merger.

REPORT OF THE COMPENSATION COMMITTEE

      As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders’ interests, to administer the Company’s executive compensation plans, programs and policies, to monitor corporate performance and its relationship to compensation of Executive Officers, and to make appropriate recommendations concerning matters of compensation. During the year ended December 31, 2003, the Compensation Committee consisted of three independent, non-employee Directors, Mr. Placenti, Mr. Pope and Dr. Roubin.

      Compensation Philosophy. The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives who can contribute to the continued success of the Company. Three key goals form the basis of compensation decisions for all employees of the Company:

•	To attract and retain the most highly qualified management and employee team;

•	To pay competitively compared to similar companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

•	To motivate executives and employees to achieve the Company’s annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

      As a result of this philosophy, the Company’s executive compensation program consists of base salary, participation in equity-based incentive plans and standard benefits.

      Factors. Since the Company is in the development stage, the use of traditional performance standards (such as profit levels and return on equity) is not appropriate in evaluating the performance of the Executive Officers. In particular, the unique nature of the biotechnology industry, specifically the absence of revenues and the fact that larger market forces have a greater impact on the Company’s stock performance than actual Company achievements, makes it difficult to tie performance objectives to standard financial considerations. The primary factors that were considered in establishing the components of each Executive Officer’s compensation package for the fiscal year ended December 31, 2003 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, such as different measures of strategic performance, for future fiscal years.

      Base Salary. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with similar companies in comparable stages of development.

      Base salary represents the fixed component of the executive compensation program. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, length of service, and the industry’s annual competitive pay practice movement.

      Stock Plans. Executive Officers of the Company are eligible to receive awards under the Company’s 2001 Performance Equity Plan. The primary objective of granting stock options to Executive Officers is to provide an incentive to employees to make decisions and take actions that maximize long-term stockholder value. Subject to the terms of the Company’s 2001 Performance Equity Plan, the Compensation Committee determined the terms and conditions of the stock options granted to Executive Officers, including the exercise price and vesting schedule applicable to each stock option.

      Compensation for the Chief Executive Officer. In addition to the factors describe above for all Executives, the Compensation Committee considers the degree to which the Company has attained the strategic objectives identified for a particular year in determining the compensation of the President and Chief Executive Officer. The Compensation Committee may also consider the achievement of any other individual goals that have been established for the President and Chief Executive Officer.

      Dr. Meyer has been the Company’s President and Chief Executive Officer since April 14, 2003. Dr. Meyer’s salary for the fiscal year 2003 was determined in accordance with his employment agreement. His salary is to be reviewed annually by the Compensation Committee and his annual performance bonus is set at the discretion of the Board, based on the achievement of certain performance objectives. In addition, under the terms of the employment agreement, the Company reimburses Dr. Meyer for all reasonable out-of-pocket expenses, related thereto. The Company does not provide Dr. Meyer with a tax gross-up payment for these amounts. In April 2003, Dr. Meyer was granted options to purchase 850,000 shares of Common Stock related to his appointment as President and Chief Executive Officer.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million paid to the Named Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally intends to structure the stock options granted to its Executive Officers in a manner that complies with this statute to mitigate any disallowance of deductions under Section 162(m). However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions, the Executive Officer’s performance and the best interests of the Company’s stockholders.

      Summary. The Compensation Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company.

Lipid Sciences, Inc.
Compensation Committee Members*:

Frank M. Placenti, Chair
William A. Pope
Gary S. Roubin, M.D., Ph.D.

*	Members of the Compensation Committee during the year ended December 31, 2003. On March 18, 2004, the Board of Directors appointed Bosko Djordjevic to the Compensation Committee, increasing the Committee to four members.

REPORT OF THE AUDIT COMMITTEE

      During the year ended December 31, 2003, the Audit Committee of the Board consisted of Richard G. Babbitt, Frank M. Placenti and Dr. Gary S. Roubin each of whom is independent as defined in Nasdaq Marketplace Rule 4200(a)(14). Our Board has determined that Mr. Babbitt is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Company’s Board has adopted a revised written charter for the Company’s Audit Committee that is attached as Appendix A. The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The management of Lipid Sciences is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States. The independent auditors are responsible for expressing an opinion as to the Company’s financial statements in conformity with accounting principles generally acceptable in the United States of America.

      In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. The Audit Committee also considered whether the provision by the Company’s independent auditors of non-audit services to the Company is compatible with maintaining the independent auditor’s independence. Finally, the Audit Committee received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, and has discussed the independent auditors’ independence with the independent auditors.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements have been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent.”

      The Committee has been advised by Lipid Sciences that the total fees billed in fiscal year 2003 by Deloitte & Touche LLP, the Company’s independent auditors, related to 2003 work were $257,285. Of that amount, an aggregate of $151,785 was for their audit of our annual financial statements for the fiscal year ended December 31, 2003, and for their review of the interim financial statements included in our quarterly reports on Form 10-Q for the 2003 fiscal year. The fees of Deloitte & Touche LLP for all other services rendered to our Company during the fiscal year ended December 31, 2003 totaled $105,500, and was primarily for tax and other audit related services. Deloitte & Touche LLP was not engaged by Lipid Sciences during fiscal 2003 to perform any financial information systems and design services. The Audit Committee believes the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining their independence.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in Lipid Sciences’ annual report on Form 10-K for the last fiscal year ended December 31, 2003.

Lipid Sciences, Inc.
Audit Committee Members*:

Richard G. Babbitt, Chair
Frank M. Placenti
Dr. Gary S. Roubin

*	Bosko Djordjevic replaced Gary S. Roubin, M.D., Ph.D. as a member of the Audit Committee on March 18, 2004.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the Board has selected Deloitte & Touche LLP as its principal independent public accountants to perform the audit of the Company’s financial statements for fiscal year 2004. Deloitte & Touche LLP audited the Company’s financial statements for its fiscal year ended December 31, 2003. The Board expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

      The Audit Committee has reviewed the audit and non-audit services performed by Deloitte & Touche LLP, as well as the fees charged for such services. The Audit Committee has also reviewed the audit and non-audit services proposed to be performed by Deloitte & Touche LLP, as well as the fees proposed to be charged by Deloitte & Touche LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

Deloitte & Touche LLP Fees For The Fiscal Year Ended December 31, 2003

      For the years ended December 31, 2003 and 2002, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”).

Audit Fees

      The aggregate fees billed by Deloitte & Touche for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $151,785 and $215,425, respectively.

Audit-Related Fees

      The aggregate fees billed for audit-related services for the years ended December 31, 2003 and 2002 were $13,440 and $0, respectively. These audit-related fees consisted primarily of accounting consultations.

Tax Fees

      During the fiscal year ended December 31, 2003, fees related to tax compliance and planning were $88,615 and fees related to tax advice with respect to the rights distribution pursuant to the merger with NZ Corporation were $3,445. For the fiscal year ended December 31, 2002, fees for tax compliance and planning totaled $221,616 fees related to assistance with tax advise totaled $50,978, and fees related to transaction cost recovery related to the merger with NZ Corporation totaled $79,457.

All Other Fees

      There were no other fees paid to Deloitte & Touche during the years ended December 31, 2003 and 2002, respectively.

      The Audit Committee has determined that the provision by Deloitte & Touche of non-audit services to us in 2003 is compatible with Deloitte & Touche maintaining their independence.

PERFORMANCE GRAPHS

      The first graph compares the cumulative total stockholder return for the Common Stock with the cumulative total return for the Nasdaq Stock Market Index and the Nasdaq Biotechnology Index over a thirty-month period, beginning June 30, 2001, and ending December 31, 2003. The indices used in this performance graph are different from those used in years prior to the merger of NZ and pre-merger Lipid Sciences. Prior to the merger, the business of NZ was primarily as a real-estate holding and short-term lending company; whereas we are a development-stage, biotechnology company. Also, prior to the merger, NZ’s common stock traded on the American Stock Exchange; whereas our Common Stock trades on the Nasdaq National Market. We believe the Nasdaq Stock Market Index and the Nasdaq Biotechnology Index provide a relevant comparison for future reporting by us.

      The second graph compares the cumulative stockholder return for NZ’s common stock with the cumulative return for the AMEX Market Index and an industry index composed of SIC Code index 6510 companies (Real Estate Operators and Lessors) and SIC Code index 6153 companies (Short-Term Business Credit Institutions) over approximately a three-year period, beginning on December 31, 1998 and ending November 29, 2001, the closing date of the merger of NZ and pre-merger Lipid Sciences. The AMEX Market Index and SIC Code 6510 index were used by NZ in prior years and are included this year for comparative purposes. The SIC Code 6150 index, which was also used by NZ in prior years, was not included this year since, to our knowledge, there are no longer any publicly traded companies classified under that SIC Code. The SIC Code 6153 index has been included because we believe it provides a relevant comparison to NZ’s performance.

      The total stockholder return assumes (i) the investment of $100 at the beginning of the period in the Common Stock and each of the applicable indices and (ii) the reinvestment of all dividends.

COMPARISON OF 30-MONTH CUMULATIVE TOTAL RETURN

AMONG LIPID SCIENCES, INC., THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

ASSUMES $100 INVESTED ON JUNE 30, 2001

LIPID SCIENCES, INC. (DELAWARE)

	Cumulative Total Return

	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03

LIPID SCIENCES, INC. (DELAWARE)	100.00	165.41	182.59	130.59	109.39	61.18	28.94	22.82	49.18	50.35	84.24
NASDAQ STOCK MARKET (U.S. & FOREIGN)	100.00	70.09	90.68	89.31	74.01	59.74	66.77	67.80	82.86	95.54	105.77
NASDAQ BIOTECHNOLOGY	100.00	77.97	90.67	79.85	54.24	50.72	55.54	61.54	75.71	79.93	81.38

COMPARISON OF 3-YEAR CUMULATIVE TOTAL RETURN AMONG LIPID SCIENCES, INC.,

AMEX MARKET INDEX AND SIC CODE INDICES (6510 AND 6153)

ASSUMES $100 INVESTED ON DECEMBER 31, 1998

	Cumulative Total Return

December 31,				November 29,
	1998	1999	2000	2001

LIPID SCIENCES, INC.	100.00	52.17	31.30	87.13
AMEX MARKET INDEX	100.00	129.18	134.67	124.43
SIC CODE 6510 INDEX	100.00	75.48	30.15	52.89
SIC CODE 6153 INDEX	100.00	83.30	83.08	97.15

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Proposals of stockholders of the Company which are intended to be presented at the Company’s 2005 Annual Meeting of Stockholders and included in the Company’s proxy soliciting material must be received by the Secretary of the Company, in accordance with rules of the Securities and Exchange Commission, no later than December 27, 2004.

      Proposals of stockholders of the Company which are intended to be presented at the Company’s 2005 Annual Meeting of Stockholders, but are not intended to be included in the Company’s proxy soliciting material, must be received by the Secretary of the Company no earlier than February 10, 2005 and no later than March 11, 2005.

2003 ANNUAL REPORT

      The Company’s 2003 Annual Report, including audited financial statements for the fiscal years ending December 31, 2003, 2002 and 2001, are being forwarded to each person who is a stockholder of record as of April 19, 2004, together with this proxy statement.

      A copy of the Company’s 2003 Annual Report on Form 10-K is available without charge to those stockholders who would like more detailed information concerning the Company. If you desire a copy of that document, please send a written request to Investor Relations, Lipid Sciences, Inc., 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566, or telephone: (925) 249-4031.

THE BOARD OF DIRECTORS

Pleasanton, California

April 29, 2004

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

APPENDIX A

LIPID SCIENCES, INC.

AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee (the “Committee”) is established and appointed by the Board of Directors (the “Board”). The Committee shall provide assistance to the Board in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to (1) the quality and integrity of the Company’s financial statements and related disclosure, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Operations

1.	Members. The Committee shall consist of as many members as the Board shall determine, but no fewer than three members.

2.	Qualifications. The members of the Committee shall meet all applicable independence, financial literacy and other requirements of Nasdaq, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Committee must have financial experience as set forth under the rules of Nasdaq. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

3.	Chair. The Chair of the Committee shall be appointed by the Board, and must be independent as defined by Rule 4200(a)(14) of the Nasdaq Marketplace Rules.

4.	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board.

5.	Meetings. The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions. The Committee may request any officer or employee of the Company or the Company outside counsel, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

6.	Report to Board. The Committee shall make regular reports to the Board and submit the Committee minutes for the Board’s review.

7.	Self Evaluation. The Committee shall annually review its own performance and shall report to the Board the results of the evaluation. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Authority and Responsibilities

Independent Auditor’s Qualifications and Independence

1.	The Committee shall be solely responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by the Company to audit its financial statements (including resolution of disagreements between management and the independent auditor regarding financial reporting). Accordingly, the independent auditor shall report directly to the Audit Committee.

2.	The Committee shall have the sole authority to approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor and, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, pre-approval by the Committee of all such services shall be required.

3.	The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

4.	The prior approval of the Committee shall be required for the hiring of any person who, within the preceding three fiscal years, is or was an employee or former employee of the independent auditor. No such approval may be granted with respect to any individual who served on the Company’s independent audit team during the prior 18 months. The Committee shall recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

5.	The Committee shall obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. It shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

Financial Statements and Related Disclosure

1.	The Committee shall review the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of the Company’s Form 10-K and Form 10-Q.

2.	The Committee shall review with the independent auditor: (a) all critical accounting policies and practices to be used by the Company in preparing its financial statements, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

3.	The Committee shall review with management, and any outside professionals as the Committee considers appropriate, the effectiveness of the Company’s disclosure controls and procedures.

4.	The Committee shall review with management, and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company’s financial statements.

5.	The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6.	The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, including management’s response thereto.

7.	The Committee shall review disclosures made to the Committee by the Company’s CEO and the highest ranking financial officer during their certification process for the all covered filings about any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses therein identified to the auditors and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

8.	The Committee shall review the annual report by management regarding its assessment of the effectiveness of the internal control structure and procedures for financial reporting and the attestation and report of the independent auditors on such management report.

9.	The Committee shall prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

10.	The Committee shall discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

Performance of the Internal Audit Function and Oversight of Independent Auditors

1.	The Committee shall review and approve all “related party transactions”(1) in advance of the Company’s execution of any such transaction.

2.	The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

3.	The Committee shall review with management, the internal auditor and the independent auditor the scope, planning and staffing of the proposed audit for the current year. The Committee shall also review the internal audit function’s organization, responsibilities, plans, results, budget and staffing.

In addition, management shall consult with the Committee on the appointment, replacement, reassignment or dismissal of the principal internal auditor.

4.	The Committee shall review with management, the internal auditor and the independent auditor the quality, adequacy and effectiveness of the Company’s internal controls and any significant deficiencies or material weaknesses in internal controls.

5.	The Committee shall review and evaluate the lead partner of the independent auditor team.

6.	The Committee shall ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. It shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

      (1) Under Nasdaq Marketplace Rule 4350(h), and for purposes of this Charter, “related party transactions” are defined as “transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404”. Such definition includes, among other things, transactions, currently proposed transactions, or series of similar transactions to which a company was or is a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest: (i) any director or executive officer of such company; (ii) any nominee for election as a director; (c) beneficial or owners of record of five percent of such company’s common stock; or (d) any of the foregoing persons’ spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.

7.	The Committee, as the Committee deems necessary or appropriate, shall discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

Compliance with Legal and Regulatory Requirements

1.	The Committee shall review with management, and any internal or external counsel as the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies.

2.	The Committee shall, from time to time as appropriate in the Committee’s discretion, review with the Company’s legal counsel (which legal counsel may be the Company’s outside legal counsel) the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities.

3.	The Committee shall establish, maintain and periodically review for effectiveness, procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law.

4.	The Committee shall discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements and accounting policies.

5.	The Committee shall obtain reports from management, the internal auditor and the independent auditor regarding compliance with all applicable legal and regulatory requirements, including the Foreign Corrupt Practices Act.

      The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities and personnel. The Committee may retain and approve funding for independent counsel, auditors or other advisors, in its sole discretion.

Clarification of Audit Committee’s Role

      The Audit Committee’s responsibility is one of oversight. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality. It is the responsibility of the Company’s management to prepare the consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditors to audit those financial statements. Therefore, each member of the Audit Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Audit Committee by such persons or organization.

APPENDIX B

LIPID SCIENCES, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose

      The Nominating and Corporate Governance Committee (the “Committee”) is established by the Board of Directors (the “Board ”) of Lipid Sciences, Inc. (the “Company”) for the following purposes: (i) assisting the Board by actively identifying individuals qualified to become Board members, (ii) recommending to the Board the director nominees for election at the next annual meeting of stockholders, (iii) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, (iv) overseeing compliance with the Company’s Code of Business Conduct and Ethics, and (v) developing and recommending to the Board and administering corporate governance guidelines for the Company (“Corporate Governance Guidelines”).

Composition

1.	Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. The members of the Committee shall be appointed annually by the Board upon the recommendation of the Committee.

2.	Qualifications. Each member of the Committee shall meet all applicable independence and other requirements of law and the Nasdaq Marketplace Rules.

3.	Chair. The Chair of the Committee shall be appointed by the Board upon the recommendation of the Committee.

4.	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board upon the recommendation of the Committee.

Operations

1.	Meetings. The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings.

2.	Agenda. The Chair of the Committee shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

3.	Report to Board. The Committee shall report its actions to the Board at the next regularly scheduled Board meeting after such action was taken and shall submit to the Board the minutes of its meetings.

4.	Assessment of Charter. The Committee shall assess the adequacy of this Charter periodically as the Committee determines necessary or appropriate and recommend any changes to the Board.

Authority and Duties

1.	The Committee shall identify and recommend to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy that is anticipated or has arisen on the Board, in accordance with the criteria, policies and principles set forth in the Corporate Governance Guidelines and this Charter. The Committee shall report to the Board periodically on the status of these efforts. The Committee shall review candidates for the Board recommended by stockholders and shall adopt a written policy regarding the consideration of such candidates. The invitation to join the Board shall be extended by the Chairman of the Board.

B-1

2.	The Committee shall adopt a written policy regarding Board members’ attendance at annual meetings.

3.	The Committee shall review with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to the Company of its members and of anticipated needs. The Committee shall establish and review with the Board the appropriate skills and characteristics required of Board members.

4.	The Committee shall, upon a significant change in a director’s principal occupation, review, as appropriate and in light of the then current Board policies as reflected in the Corporate Governance Guidelines, the continued Board membership of such director.

5.	The Committee shall identify and recommend to the Board the names of directors to serve as members of the Audit Committee, the Compensation Committee, as well as the Committee itself.

6.	The Committee shall advise the Board periodically with respect to significant developments in the law and practice of corporate governance as well as the Company’s compliance with the Corporate Governance Guidelines and applicable laws and regulations, and make recommendations to the Board on all matters of corporate governance and on any corrective action to be taken, as the Committee may deem appropriate.

7.	The Committee shall monitor compliance with the Company’s Code of Business Conduct and Ethics, including reviewing with the outside counsel, as determined appropriate by the Committee, the adequacy and effectiveness of the Company’s procedures to ensure proper compliance. The Committee shall also recommend amendments to the Company’s Code of Business Conduct and Ethics to the Board as the Committee may deem appropriate.

8.	The Committee shall review and make recommendations to the Board with respect to the compensation of the Company’s directors, including, without limitation, equity and equity-based compensation.

9.	Establish procedures to help shareholders communicate with non-management directors.

10.	Evaluate stockholder proposals and recommend responses to the stockholder proposals to the Board.

      The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate.

      The Committee shall have the power to retain search firms or advisors to identify director candidates. The Committee may also retain counsel or other advisors, as it deems appropriate. The Committee shall have sole authority to retain and terminate such search firms or advisors and to review and approve such search firm or advisor’s fees and other retention terms.

B-2

LIPID SCIENCES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

     The signatory hereby appoint(s) Sandra Gardiner, with full power of substitution, the lawful attorney and proxy of the signatory to vote as designated on the reverse side, and, in her discretion, upon such other business as may properly be presented to the meeting, all of the shares of LIPID SCIENCES, INC. which the signatory shall be entitled to vote at the Annual Meeting of Stockholders to be held on June 17, 2004, and at any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed by the stockholder(s) signing on the reverse side. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying proxy statement.

     PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.

(TO BE SIGNED ON REVERSE SIDE)

☒	Votes must be indicated (x) in Black or Blue ink	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope

LIPID SCIENCES, INC.’s Board of Directors recommend a vote FOR the nominees listed below

Election of Directors				To change your address mark this box ☐

FOR the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below.	☐	EXCEPTIONS*	☐

Nominees: H. Bryan Brewer, Jr., M.D., Bosko Djordjevic and Frank M. Placenti

(Instructions: To withhold authority
to vote for any individual nominee,
mark the “Exceptions*” box and write
that nominees on the following blank line.)

Exceptions*	_________________________________

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.

Date	Share Owner sign here	Co-Owner sign here